Exhibit 99.1
Limoneira Company Announces Second Quarter Fiscal Year 2026 Financial Results

Reports Second Quarter Revenue of $23.9 Million, Exceeding Expectations

Full Year Fiscal 2026 Avocado Volume Guidance Increased to 5.5 Million to 6.5 Million Pounds from Previous
5 Million to 6 Million Range

Agromin Joint Venture Agreement Executed, Creating Potential High-Return Platform Expected to Generate Substantial Shared Earnings While Optimizing Underutilized Land and Conserved Water

Expected Fiscal Year 2026 Monetization of Paso Robles Vineyard Asset Through $16 Million Partial Sale Agreement

Water Monetization Strategy on Track for Fiscal Year 2026

SANTA PAULA, Calif.-- (BUSINESS WIRE) – June 9, 2026 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified lemon and avocado growing and lemon packing company with related agribusiness activities and real estate development operations, today reported financial results for the second quarter ended April 30, 2026.

The Company continues to execute on its value creation strategy of growing agriculture income and monetizing land and water assets.

•Agriculture initiatives include:
•Streamlining operations;
•Expanding avocado production;
•Optimizing lemon packing with recently announced Sunkist partnership; and
•Expanding organic recycling facility.
•Land and water assets initiatives include:
•Selling non-strategic land assets (remaining near-term pipeline); and
•Selling certain water rights (near and medium-term pipeline).

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Our second quarter results demonstrate our continued efforts to execute our strategic transformation to position Limoneira for long-term value creation. We exceeded expectations for revenue and adjusted EBITDA in the second quarter, reinforcing our confidence in the strategic decisions we are implementing. The fundamentals of our business are strengthening as we track toward our targeted $10 million in annual selling, general and administrative savings, excluding a second quarter allowance on foreign receivables, and benefiting from improved operational efficiency through our Sunkist partnership. Our avocado production capacity continues to expand with 800 non-bearing acres maturing over the next two to four years, and we’ve increased our full-year avocado volume guidance to 5.5 to 6.5 million pounds, reflecting the strength of our growing operations. The 400 acres of avocados we planted in 2023 and 2024 are expected to set a crop this year and be additive to volume in fiscal year 2027. Additionally, continued high levels of fresh lemon utilization are optimizing our product mix and revenue per acre.

Beyond our core agricultural business, we continue to unlock value from our diversified asset base. This quarter, we completed two strategic initiatives: our Agromin joint venture, which we expect to create a new high-return platform generating substantial shared earnings while optimizing underutilized land and conserved water, and the partial sale of our Paso Robles vineyard for $16 million. We also made the decision to cease citrus farming operations on 600 acres of lemons in Arizona to focus on water monetization, which we anticipate will make this asset significantly more profitable. Our water monetization strategy is advancing on track, and we still expect a monetization event from our Colorado River water rights in fiscal year 2026.

We expect the second half of fiscal year 2026 to be our seasonally strongest period. Our third and fourth quarters should benefit from higher lemon volumes under the Sunkist agreement, increased avocado volumes as we strategically delayed harvest timing to capture expected better pricing, and continued operational efficiency. We expect to achieve positive adjusted EBITDA in the third and fourth quarters of fiscal year 2026. We are building a more focused, more efficient Limoneira, and we believe the full impact of that transformation will be increasingly visible in the quarters ahead,” concluded Mr. Edwards.

Fiscal Year 2026 Second Quarter Results

For the second quarter of fiscal year 2026, total net revenues were $23.9 million, compared to total net revenues of $35.1 million in the second quarter of the previous fiscal year. Agribusiness revenues were $22.5 million, compared to $33.6 million in the second quarter of last fiscal year. Other operations revenue was $1.4 million in the second quarter of fiscal year 2026, compared to $1.5 million in the second quarter of last fiscal year. The year-over-year decrease in total net revenues was driven by the Company's strategic transition to Sunkist for lemon sales and marketing. This partnership resulted in a significant shift in the quarterly sales cadence for lemons compared to historical patterns. Under the new Sunkist structure, the first and second quarters are expected to have lower lemon sales volumes, while the third and fourth quarters are expected to have higher lemon sales volumes. Additionally, the Company exited its brokerage business and Chilean farming operations in the first quarter of fiscal year 2026 and its farm management business during fiscal year 2025, which further contributed to the year-over-year revenue decrease.

Agribusiness revenues in the second quarter of fiscal year 2026 include $17.1 million in fresh lemon carton sales, compared to $19.7 million of fresh lemon carton sales during the same period of fiscal year 2025. Approximately 1,028,000 cartons of fresh lemons were sold during the second quarter of fiscal year 2026 at a $16.63 average price per carton, compared to approximately 1,357,000 cartons sold at a $14.52 average price per carton during the second quarter of fiscal year 2025. The decrease in fresh carton volume was related to the shift in cadence as a result of the Sunkist agreement. Fresh lemon carton sales and per carton prices for the second quarter of fiscal year 2026 are net of the Sunkist marketing fee. Brokered lemons and other lemon sales were immaterial in the second quarter of fiscal year 2026, compared to $2.3 million in the second quarter of fiscal year 2025. The decrease compared to the same period of fiscal year 2025 was primarily due to the sale of the Company’s Chilean farms in the first quarter of fiscal year 2026.

The Company recognized nominal avocado revenue in the second quarter of fiscal year 2026, compared to $2.8 million of avocado revenue in the second quarter of last fiscal year due to the timing of harvest. Approximately 1,232,000 pounds were sold at a $2.26 average price per pound during the second quarter of fiscal year 2025.

The Company recognized nominal orange revenue in the second quarter of fiscal year 2026, compared to $1.6 million in the same period of fiscal year 2025. The decrease was primarily related to the transition of the Company’s citrus brokerage operations to Sunkist.

The Company recognized nominal specialty citrus and wine grape revenues in the second quarter of fiscal year 2026, compared to $0.7 million in the second quarter of fiscal year 2025. The decrease was related to the transition of the Company’s citrus brokerage operations to Sunkist.

Due to the termination of the Farm Management Agreement with PGIM Real Estate Finance, LLC effective March 31, 2025, there was no farm management revenue in the second quarter of fiscal year 2026, compared to $0.3 million in the same period of fiscal year 2025.

Total costs and expenses in the second quarter of fiscal year 2026 were $45.6 million, compared to $38.5 million in the second quarter of last fiscal year. The increase was primarily due to a $9.3 million impairment of the Windfall Farms property assets and $7.8 million loss and expected loss on disposal of assets, primarily the lemon orchards in Yuma, Arizona, partially offset by a decrease in agribusiness costs, a $1.1 million increase in other operating income from insurance proceeds and a decrease in selling, general and administrative expenses.

Operating loss for the second quarter of fiscal year 2026 was $21.7 million, compared to operating loss of $3.3 million in the second quarter of the previous fiscal year. The increase in operating loss was primarily due to decreased agribusiness revenues and net increased costs and expenses described above. Additionally, total other expense for fiscal year 2026 includes $5.1 million in net accumulated foreign exchange losses recognized on the Chilean farming entities recorded over approximately eight years since the entities were acquired.

In March 2026, the Company received aggregate insurance proceeds of $2.3 million related to an incident at its packinghouse. Of the total insurance proceeds received, $1.2 million was recognized as a reduction of agribusiness costs and $1.1 million was recognized in other operating income during the second quarter of fiscal year 2026.

Net loss applicable to common stock, after preferred dividends, for the second quarter of fiscal year 2026 was $21.4 million, compared to net loss applicable to common stock of $3.5 million in the second quarter of fiscal year 2025. Net loss per diluted share for the second quarter of fiscal year 2026 was $1.20 compared to net loss per diluted share of $0.20 for the same period of fiscal year 2025. The increase in net loss reflects the same factors impacting total costs and expenses and operating loss noted above.

Adjusted net loss for diluted EPS in the second quarter of fiscal year 2026 was $5.2 million or $0.29 per diluted share, compared to the second quarter of fiscal year 2025 adjusted net loss for diluted EPS of $3.1 million or $0.17 per diluted share. A reconciliation of net loss attributable to Limoneira Company to adjusted net loss for diluted EPS is provided at the end of this release.

Non-GAAP adjusted EBITDA was a loss of $1.7 million in the second quarter of fiscal year 2026, compared to a loss of $0.2 million in the same period of fiscal year 2025. A reconciliation of net loss attributable to Limoneira Company to non-GAAP adjusted EBITDA is provided at the end of this release.

Fiscal Year 2026 First Six Months Results

For the six months ended April 30, 2026, total net revenue was $42.1 million, compared to $69.4 million for the same period in fiscal year 2025. The decrease was primarily due to decreased agribusiness revenues from lemons, avocados, oranges and farm management.

Operating loss for the first six months of fiscal year 2026 was $32.2 million, compared to operating loss of $8.7 million in the same period last fiscal year. The increase in operating loss was primarily due to the second quarter factors described previously. Additionally, total other expense for the first six months of fiscal year 2026 includes $6.1 million in accumulated foreign exchange losses recognized on the Chilean farming entities.

Net loss applicable to common stock, after preferred dividends, was $31.0 million for the first six months of fiscal year 2026, compared to net loss of $6.7 million in the same period last fiscal year. Net loss per diluted share for the first six months of fiscal year 2026 was $1.74, compared to net loss per diluted share of $0.38 in the same period of fiscal year 2025. The increase in net loss reflects the same factors impacting operating loss and other total expense noted above.

For the first six months of fiscal year 2026, adjusted net loss for diluted EPS was $13.7 million compared to adjusted net loss for diluted EPS of $5.6 million for the same period in fiscal year 2025. In the first six months of fiscal year 2026, adjusted net loss per diluted share was $0.77 compared to adjusted net loss per diluted share of $0.32 for the same period in fiscal year 2025, based on approximately 17.9 million and 17.8 million, respectively, adjusted weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the first six months of fiscal year 2026, net cash used in operating activities was $16.1 million, compared to net cash used in operating activities of $4.0 million in the same period of the prior fiscal year. For the first six months of fiscal year 2026, net cash used in investing activities was $3.5 million, compared to net cash used in investing activities of $6.5 million in the same period last fiscal year. Net cash provided by financing activities was $19.1 million for the first six months of fiscal year 2026, compared to net cash provided by financing activities of $9.6 million in the same period of the prior fiscal year.

Long-term debt as of April 30, 2026, was $93.7 million, compared to $72.5 million at the end of fiscal year 2025. In April 2025, the Company received a cash distribution of $10.0 million of its share of a $20.0 million cash distribution from its 50%/50% real estate development joint venture, Harvest at Limoneira, with The Lewis Group of Companies. The distribution came from the joint venture’s available cash and cash equivalents, which as of April 30, 2026, totaled $19.3 million.

Land and Water Asset Monetization

In April 2024, Harvest at Limoneira closed on lot sales representing 554 residential units, thus completing the sell-out of Phase 2 of the development. In February 2026, Harvest at Limoneira celebrated the grand opening of five new neighborhoods in Phase 2 and home sales are underway.

In September 2025, Limoneira announced a plan to explore providing housing on the Limco Del Mar Ranch to address Ventura County’s housing needs. Limoneira believes that infill development, such as the Limco Del Mar project, offers the opportunity for efficient, balanced, and well-planned development that has the potential to stimulate economic growth, create jobs, and contribute to vibrant livable communities.

In April 2026, Limoneira completed the formation of a 50%/50% joint venture with California Wood Recycling, Inc. dba Agromin, California's largest organics waste recycler. The joint venture will develop a 70-acre commercial composting center on Limoneira’s property in Santa Paula, CA. Limoneira will lease the site to the joint venture for approximately $560,000 annually, with the lease including 89 acre-feet of annual water supply to the facility. The joint venture is expected to become operational in the second half of fiscal year 2027 and is projected to generate significant earnings, shared equally between Limoneira and Agromin.

In April 2026, one of Limoneira's subsidiaries, Windfall Investors, LLC, entered into a Purchase and Sale Agreement to sell an 80% undivided tenant-in-common interest in the Company’s Windfall Farms property. The property is located in Paso Robles, California and consists of approximately 724 acres of land, including approximately 400 acres of wine grapes and related improvements and infrastructure. The aggregate purchase price is $16 million, consisting of $10 million in cash and a $6 million promissory note secured by a deed of trust. The transaction is expected to close in the fourth quarter of fiscal year 2026.

In April 2026, Limoneira made the decision to cease citrus farming operations on the remaining 600 acres of lemons located at the Company’s Associated Citrus Packers property in Yuma, Arizona. The decision aligns with the Company’s strategic plan to monetize Class 3 Colorado River water rights by conserving water via crop substitution to low water use crops. Several reservoir and water management agreements that govern the management of the Colorado River are scheduled to expire at the end of 2026, and the Company believes there may be near-term opportunities for monetization of its water rights.

Fiscal Year 2026 Guidance and Longer-Term Outlook

The Company continues to expect fresh lemon volumes to be in the range of 4.0 million to 4.5 million cartons for fiscal year 2026.

The Company now expects avocado volumes to be in the range of 5.5 million to 6.5 million pounds for fiscal year 2026, compared to the prior expectation of 5.0 million to 6.0 million pounds.

The Company expects to receive total proceeds of approximately $180 million from Harvest, LLCB II, LLC and East Area II spread out over seven fiscal years, of which $10 million was received in fiscal year 2025 and $15 million was received in fiscal year 2024.

Harvest at Limoneira Cash Flow Projections (in millions)

Fiscal Year	2024 Actual	2025 Actual	2026	2027	2028	2029	2030
Projected Distributions	$15	$10	$5	$35	$41	$32	$42

The Company has 800 acres of non-bearing avocados estimated to become full bearing over the next two to four years, which the Company expects will enable strong organic growth in the coming years. Additionally, the Company plans to continue expanding its plantings of avocados over the next two fiscal years. The foregoing describes organic growth opportunities and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results on June 9, 2026, at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 407-0789 from the U.S. International callers can dial (201) 689-8562. A telephone replay will be available approximately three hours after the call concludes and will be available through June 23, 2026, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13760558.

About Limoneira Company

Limoneira Company, a 133-year-old international agribusiness headquartered in Santa Paula, California, has become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 7,000 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona and Argentina. The Company is a leading producer of lemons and avocados that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “could,” “expect,” “may,” “anticipate,” “outlook,” “plans,” “project,” “potential,” “believe,” “intend,” “should,” “will,” “likely,” “strive,” “estimate,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: success in executing the Company’s business plans and strategies, including the transition of the Company's lemon sales and marketing to Sunkist Growers Inc. and the earnings of the newly formed joint venture with Agromin and managing the risks involved in the foregoing; the ability of the transition to Sunkist to improve efficiency and reduce cost; changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh produce; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; disruption in the global supply chain; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; inability to pay debt obligations; ability to maintain compliance with debt covenants under our loan agreements or obtain modifications, waivers or deferrals of such covenants; changes in interest rates and the impact of inflation; availability of financing for land development activities; general economic conditions for residential and commercial real estate development; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; government restrictions on land use; the impact of foreign exchange rate movements; loss of important intellectual property rights; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include, among others, those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share data)

	April 30, 2026	October 31, 2025
Assets
Current assets:
Cash	$891	$1,509
Accounts receivable, net	12,310	15,432
Cultural costs	3,530	2,406
Prepaid expenses and other current assets	4,961	4,444
Receivables/other from related parties, net	1,446	2,973
Assets held for sale	18,249	13,718
Total current assets	41,387	40,482
Property, plant and equipment, net	140,861	172,645
Real estate development	11,497	10,628
Equity in investments	73,638	72,167
Goodwill	1,373	1,506
Intangible assets, net	2,326	2,621
Other assets	22,766	11,088
Total assets	$293,848	$311,137

Liabilities, Convertible Preferred Stock and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,068	$7,896
Growers and suppliers payable	4,428	6,885
Accrued liabilities	7,434	9,290
Payables to related parties	5,341	5,989
Current portion of long-term debt	408	31
Total current liabilities	24,679	30,091
Long-term liabilities:
Long-term debt, less current portion	93,712	72,450
Deferred income taxes	7,111	15,378
Other long-term liabilities	4,613	2,381
Total liabilities	130,115	120,300
Commitments and contingencies	—	—
Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at April 30, 2026 and October 31, 2025) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at April 30, 2026 and October 31, 2025) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331
Stockholders’ equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at April 30, 2026 and October 31, 2025)	—	—
Common Stock – $0.01 par value (39,000,000 shares authorized: 18,364,496 and 18,287,868 shares issued and 18,113,519 and 18,036,891 shares outstanding at April 30, 2026 and October 31, 2025, respectively)	181	180
Additional paid-in capital	171,587	171,365
Accumulated deficit	(33,400)	(1,070)
Accumulated other comprehensive loss	(309)	(6,270)
Treasury stock, at cost, 250,977 shares at April 30, 2026 and October 31, 2025	(3,493)	(3,493)
Noncontrolling interests	18,357	19,315
Total stockholders' equity	152,923	180,027
Total liabilities, convertible preferred stock and stockholders’ equity	$293,848	$311,137

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2026	2025	2026	2025
Net revenues:
Agribusiness	$22,530	$33,582	$39,286	$66,434
Other operations	1,396	1,537	2,845	2,990
Total net revenues	23,926	35,119	42,131	69,424
Costs and expenses:
Agribusiness	23,158	31,704	46,177	65,203
Other operations	1,011	1,009	2,082	2,180
Impairment of assets	9,324	—	9,324	—
Gain on sales of water rights	—	—	—	(1,488)
Loss and expected loss on disposal of assets, net	7,821	18	7,894	12
Other operating income	(1,114)	—	(1,114)	—
Selling, general and administrative	5,420	5,733	10,013	12,208
Total costs and expenses	45,620	38,464	74,376	78,115
Operating loss	(21,694)	(3,345)	(32,245)	(8,691)
Other (expense) income:
Interest income	116	13	124	28
Interest expense, net of patronage dividends	(560)	(228)	(1,339)	(488)
Equity in (losses) earnings of investments, net	(387)	491	(211)	593
Other (expense) income, net	(5,080)	5	(5,943)	16
Total other (expense) income	(5,911)	281	(7,369)	149
Loss before income tax benefit (provision)	(27,605)	(3,064)	(39,614)	(8,542)
Income tax benefit (provision)	5,281	(301)	7,977	2,106
Net loss	(22,324)	(3,365)	(31,637)	(6,436)
Net loss attributable to noncontrolling interests, net	904	4	790	1
Net loss attributable to Limoneira Company	(21,420)	(3,361)	(30,847)	(6,435)
Preferred dividends	—	(126)	(125)	(251)
Net loss applicable to common stock	$(21,420)	$(3,487)	$(30,972)	$(6,686)

Basic net loss per common share	$(1.20)	$(0.20)	$(1.74)	$(0.38)

Diluted net loss per common share	$(1.20)	$(0.20)	$(1.74)	$(0.38)

Weighted-average common shares outstanding-basic	17,925	17,825	17,917	17,808
Weighted-average common shares outstanding-diluted	17,925	17,825	17,917	17,808

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company’s operations and interest costs associated with the Company's capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes stock-based compensation, impairment of assets, loss and expected loss on disposal of assets, net and foreign currency losses, are important measures to evaluate the Company's results of operations between periods on a more comparable basis. Beginning in fiscal year 2026, adjusted EBITDA excludes foreign currency losses, as management believes this is a better representation of cash generated by operations. Foreign currency losses were immaterial in fiscal year 2025 and, therefore, were not separately adjusted. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies.

EBITDA and adjusted EBITDA are summarized and reconciled to net loss attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended April 30,		Six Months Ended April 30,
	2026	2025	2026	2025
Net loss attributable to Limoneira Company	$(21,420)	$(3,361)	$(30,847)	$(6,435)
Interest income	(116)	(13)	(124)	(28)
Interest expense, net of patronage dividends	560	228	1,339	488
Income tax (benefit) provision	(5,281)	301	(7,977)	(2,106)
Depreciation and amortization	2,014	2,109	4,172	4,125
EBITDA	(24,243)	(736)	(33,437)	(3,956)
Stock-based compensation	302	551	646	1,483
Impairment of assets	9,324	—	9,324	—
Loss and expected loss on disposal of assets, net	7,821	18	7,894	12
Foreign currency losses	5,078	—	6,121	—
Adjusted EBITDA	$(1,718)	$(167)	$(9,452)	$(2,461)

The following is a reconciliation of net loss attributable to Limoneira Company to adjusted net loss for diluted EPS (in thousands, except per share data):

	Three Months Ended April 30,		Six Months Ended April 30,
	2026	2025	2026	2025
Net loss attributable to Limoneira Company	$(21,420)	$(3,361)	$(30,847)	$(6,435)
Effect of preferred stock and unvested, restricted stock	(125)	(142)	(264)	(287)
Stock-based compensation	302	551	646	1,483
Impairment of assets	9,324	—	9,324	—
Loss and expected loss on disposal of assets, net	7,821	18	7,894	12
Foreign currency losses	5,078	—	6,121	—
Tax effect of adjustments at federal and state rates	(6,203)	(156)	(6,605)	(411)
Adjusted net loss for diluted EPS	$(5,223)	$(3,090)	$(13,731)	$(5,638)

Diluted net loss per common share	$(1.20)	$(0.20)	$(1.74)	$(0.38)
Adjusted diluted net loss per common share	$(0.29)	$(0.17)	$(0.77)	$(0.32)

Weighted-average common shares outstanding - diluted	17,925	17,825	17,917	17,808
Adjusted weighted-average common shares outstanding - diluted	17,925	17,825	17,917	17,808

Supplemental Information
(in thousands):

	Agribusiness Segment Information for the Three Months Ended April 30, 2026
	Fresh Lemons	Lemon Packing	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$10,512	$11,339	$273	$406	$22,530
Costs and expenses, excluding depreciation and amortization:
Labor and benefits	—	4,305	—	—	4,305
Packing supplies and fruit treatments	—	2,452	—	—	2,452
Harvest costs	1,011	—	53	(54)	1,010
Growing costs	948	—	157	67	1,172
Third party grower and supplier costs	9,450	—	—	2	9,452
Other segment items	—	2,990	—	—	2,990
Total costs and expenses, excluding depreciation and amortization	11,409	9,747	210	15	21,381
Depreciation and amortization	—	—	—	—	1,777
Operating (loss) income	$(897)	$1,592	$63	$391	$(628)

	Agribusiness Segment Information for the Three Months Ended April 30, 2025
	Fresh Lemons	Lemon Packing	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$13,456	$13,848	$2,780	$3,498	$33,582
Costs and expenses, excluding depreciation and amortization:
Labor and benefits	—	4,544	—	—	4,544
Packing supplies and fruit treatments	—	2,830	—	—	2,830
Harvest costs	1,110	—	237	10	1,357
Growing costs	1,523	—	1,386	457	3,366
Third party grower and supplier costs	10,450	—	—	1,988	12,438
Other segment items	—	4,752	—	551	5,303
Total costs and expenses, excluding depreciation and amortization	13,083	12,126	1,623	3,006	29,838
Depreciation and amortization	—	—	—	—	1,866
Operating income	$373	$1,722	$1,157	$492	$1,878

Supplemental Information (continued)
(in thousands, except acres and average price amounts):

Lemons	Q2 2026	Q2 2025	Lemon Packing	Q2 2026	Q2 2025
United States:			Cartons packed and sold	1,028	1,357
Acres harvested	1,300	1,600	Revenue	$11,339	$13,848
Limoneira cartons sold	103	108	Direct costs	$9,747	$12,126
Third-party grower cartons sold	925	1,249	Operating income	$1,592	$1,722
Average price per carton	$16.63	$14.52
			Avocados	Q2 2026	Q2 2025
Chile:			Pounds sold	285	1,232
Lemon revenue	$(33)	$1,677	Average price per pound	$0.96	$2.26
40-pound carton equivalents	—	220

Other:
Pack handling	$4,358	$4,652
Lemon by-product sales	$327	$573
Brokered lemons and other lemon sales	$102	$704

Agribusiness Costs and Expenses	Q2 2026	Q2 2025
Packing costs	$9,747	$12,126
Harvest costs	1,010	1,357
Growing costs	1,172	3,366
Third-party grower and supplier costs	9,452	12,438
Other costs	—	551
Depreciation and amortization	1,777	1,866
Agribusiness costs and expenses	$23,158	$31,704